BURLINGTON RESOURCES INC.
                         RATIO OF EARNINGS TO FIXED CHARGES
                                    EXHIBIT 12.1
                                     (UNAUDITED)

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                                                          NINE MONTHS ENDED
                                                            SEPTEMBER 30,
                                                         1994           1993

                                                            (In Thousands,
                                                         Except Ratio Amounts)

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Earnings:

  Income from Continuing Operations
    Before Income Taxes..............................$  92,207       $ 263,800

  Add:
    Interest and fixed charges.......................   64,440          54,729
    Portion of rent under long-term operating
      leases representative of an interest factor....    3,400           3,541
                                                     ---------       ---------
  Total Earnings Available for Fixed Charges.........$ 160,047       $ 322,070
                                                     =========       =========

Fixed Charges:

  Interest and fixed charges.........................$  64,440       $  54,729
  Portion of rent under long-term operating
    leases representative of an interest factor......    3,400           3,541
  Capitalized interest...............................    1,035           2,224
                                                     ---------       ---------
  Total Fixed Charges................................$  68,875       $  60,494
                                                     =========       =========

Ratio of Earnings to Fixed Charges...................     2.32 x          5.32 x
                                                     =========       =========
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